AGREEMENT

This Agreement, entered into this 12th day of February, 2003 by and between the undersigned, for good and valuable consideration exchanged, the adequacy and sufficiency whereof is hereby acknowledged, the said undersigned parties hereby agree to the following principles, terms and conditions (collectively referred to hereinafter as "covenants") outlined below and shall exercise good faith in performing all said covenants:

1. **PARTIES.**
   Global Link Technologies, Inc. (GBLK), a Wyoming Corporation and/or assigns and E&S International Enterprises, Inc. (ESI), a California Corporation and /or assigns.
2. **PURPOSE.** ESI and GBLK acknowledge GBLK has terminated its existing Exclusive Distribution Agreement with Jumpit AS and has permitted ESI to enter into an exclusive agreement with Jumpit AS. The same is attached hereto as Exhibit A and forms a part hereof.
3. **DURATION.** The duration of this agreement shall be the same as Exhibit A as well as any renewals, novations, assignments, sale of the Agreement and or modifications thereof. This Agreement between GBLK and ESI shall have the same duration as Exhibit A. With regards to the agreement between ESI and GBLK, if any condition is not adhered to, the same shall be deemed an event of default. This agreement may be executed in facsimile (Fax) counterparts and each shall serve as an original for all intents and purposes. **In the event Exhibit A is terminated for any reason, ESI shall have no liability whatsoever of any kind to GBLK.** The parties agree to conduct themselves in good faith manner.

4. **TERMS.**
   In consideration GBLK terminating its existing agreement with Jumpit AS and permitting ESI to enter into Exhibit A with Jumpit AS, ESI agrees to the following (Unless stated otherwise, all payments required herein shall be made on a quarterly basis):

   I. ESI shall pay GBLK the sum of $0.10 on all net sales of Jumpit Disposable Batteries (Product) to retailers in USA and its Territories, Canada and Mexico.

   II. ESI shall pay GBLK the sum of $0.05 on all net sales of Product to Distributors in the USA and its Territories, Canada and Mexico. For purposes of this Agreement, Retailers are entities which purchase goods and sell them directly to consumers. Distributors are defined as entities which purchase products with the aim of reselling to retailers. ESI subsidiaries shall not be considered Distributors for purposes of this agreement.

   III. ESI shall pay GBLK the sum of $0.075 for all net sales of Product ESI makes in Latin America (defined as all countries South of Mexico and North of Tierra Del Fuego; including Caribbean but the latter does not include Puerto Rico or US Virgin Islands).

IV. GBLK shall have the right to purchase the Product from ESI for the South American market at net cost after shipping, duty and interest and freight insurance. Further, ESI shall receive from GBLK 50% of all gross profits. The said purchases are subject to ESI credit terms and availability. In case of unavailability, ESI shall perform its best efforts in providing the same. In the event, GBLK asks ESI to finance a PO and ESI agrees to do so, then GBLK shall be entitled to retain 25% of all the profits for South American sales and the balance of 75% to ESI..

V. ESI shall purchase existing GBLK inventory at $1.80 of approximately 20,000 units.

VI. ESI agrees to reimburse GBLK for travel expenses and accommodations for Norwegian trips to achieve Exhibit A in the sum of approximately $15,000 due and payable via wire transfer within 7 calendar days from the date hereof.

VII. ESI will pay GBLK 15000 US Dollars on 18 of February and 15000 US dollars on 15th of March against future payments owed to GBLK by ESI. The said amounts are only a draw against future payments. Said payments shall be made via wire transfer.

VIII. ESI agrees to pay GBLK the sum of $0.10 per unit on net sales for Israel by ESI.

IX. ESI agrees GBLK shall be deemed a distributor for the USA, Canada and Mexico to accounts which have to be approved by ESI in advance. . Said approval shall not be unreasonably withheld. Conversely, ESI agrees GBLK shall be the exclusive sub-distributor for Latin America. ESI may sell in Latin America only with the approval of GBLK in advance.

X. The parties agree to indemnify each other against any and all third party claims, costs, actions and omissions or any business dealings related to dealings with Jumpit AS or any Jumpit made products.

5. **GOVERNING LAW/VENUE.** This Agreement shall be governed by and construed in accordance with California Law. Any and all disputes regarding this Agreement shall be settled through binding arbitration in accordance with the rules of AAA with venue in the City of San Francisco, California.

6. **ENTIRE AGREEMENT.** This Agreement together with Exhibit A constitutes the entire agreement between the Parties. It supersedes all prior agreements, arrangements or commitments. This Agreement may be executed in facsimile counterparts and each such counterpart shall be treated as an original as to all legal effects and purposes.

7. **SEVERABILITY.** In case a provision of this Agreement is or becomes ineffective, unenforceable or invalid, the validity of the remaining provisions of the Agreement shall remain unaffected by this. The parties to the Agreement shall make every effort to replace any affected provision or omission with an agreed and legally acceptable alternative.

8. **ASSIGNMENT.** Either party may assign, sub-contract or otherwise transfer or delegate in whole or in part any of its rights or obligations hereunder without the prior written consent of the other. This Agreement shall be binding upon and inure to the benefit of any assignee of the parties to this agreement whether said assignment is effectuated by purchase and sale, merger and/or operation of law.

9. **MODIFICATIONS.** Any modification of this Agreement shall be effective only if agreed upon in writing and signed by both parties hereto and the intention to amend this Agreement is clearly expressed.

10. **Failure to Enforce** The waiver of any right herein contained by either party shall not be construed as a waiver of the same right at a future date or as a waiver of any other right herein contained.

11. **FORCE MAJEURE.** Neither party shall be liable to the other for any failure to perform or delay in performing any of its obligations under this Agreement where such failure or delay arises directly as a consequence of an act beyond the reasonable control of that Party, which was not reasonably foreseeable at the time of signing of this agreement, including strike, lockout or any other industrial dispute (not occasioned by the party seeking relief under this section), riot, civil insurrection or war, act of government, fire, flood or other act of God. If either Party seeks to rely on such an event of force majeure it shall forthwith notify the other.

12. **CONFIDENTIALITY.** Save and except as otherwise required by law or for the purposes of carrying out the intent of this Agreement, the Parties hereto agree to hold secret and confidential and not to disclose or use the benefit of themselves or any person, partnership, association, body or corporation whatsoever any knowledge, information or data concerning the other Party's business or products which may be communicated to them or which it may acquire by virtue of this Agreement (unless ascertainable from public information or trade sources). This section shall survive and remain in full force and effect notwithstanding any termination of this Agreement for a period of three (3) years.

WITNESSETH:

E&S International Enterprises, Inc.

BY: ______________________
Farshad Asherian, COO

Global Link Technologies, Inc.

BY: ______________________
Peter D. Gallic, CEO